Filed Pursuant to Rule 424(b)(2)
Registration No. 333-179663

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated February 24, 2012

PROSPECTUS SUPPLEMENT

(To prospectus dated February 24, 2012)

$500,000,000

Range Resources Corporation

    % Senior Subordinated Notes due 2022

Interest payable             and

We are offering $500,000,000 aggregate principal amount of our     % Senior Subordinated Notes due 2022. The notes will mature on                     . Interest will accrue from                     , 2012, and the first interest payment date will be                     , 2012.

We may redeem some or all of the notes at any time on or after                     , 2017 at the redemption prices specified herein. We may also redeem up to 35% of the notes using all or a portion of the net proceeds of certain public sales of equity interests of our company completed before                     , 2015. We may also redeem the notes prior to                     , 2017 upon payment of the make-whole premium specified herein. Upon the occurrence of certain changes in control, we must offer to repurchase the notes.

The notes will be unsecured, and will be subordinated to all our existing and future senior debt, rank equally with all our existing and future senior subordinated debt and rank senior to all our existing and future subordinated debt. The notes will be guaranteed on a senior subordinated basis by certain of our subsidiaries.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

Per Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1)	Plus accrued interest from , 2012, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on                     , 2012, the tenth trading day after the date of this prospectus supplement.

Joint book-running managers

BofA Merrill Lynch
J.P. Morgan
Wells Fargo Securities
Barclays Capital
Deutsche Bank Securities

Co-managers

RBC Capital Markets Citigroup Mitsubishi UFJ Securities KeyBanc Capital Markets Lloyds Securities	Credit Agricole CIB Natixis Capital One Southcoast SOCIETE GENERALE	BMO Capital Markets Scotiabank Comerica Securities UBS Investment Bank	BNP PARIBAS SunTrust Robinson Humphrey Credit Suisse US Bancorp BOSC, Inc.

The date of this prospectus supplement is                     , 2012

We expect delivery of the notes will be made against payment therefor on or about                     , 2012, which is the tenth business day following the date of pricing of the notes (such settlement being referred to a “T+10”). You should note that trading in the notes on the date of pricing and the succeeding seven business days may be affected by the T+10 settlement. See “Underwriting” beginning on page S-36 of this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front cover of these documents or earlier dates specified herein or therein and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement on the one hand, and the information contained in the accompanying prospectus and any document incorporated by reference, on the other hand, in making your investment decision.

Prospectus Supplement

Forward-Looking Statements	S-ii
Information We Incorporate by Reference	S-iii
Summary	S-1
Summary Production Data	S-8
Risk Factors	S-9
Use of Proceeds	S-25
Capitalization	S-26
Description of Other Indebtedness	S-27
Description of Notes	S-29
Certain United States Federal Income and Estate Tax Considerations	S-31
Underwriting	S-36
Legal Matters	S-40
Experts	S-40
Reserve Engineers	S-40
Glossary of Certain Oil and Gas Terms	S-41
Prospectus
About this prospectus	1
Where you can find more information	1
Information we incorporate by reference	1
Forward-looking statements	2
Ratio of earnings to fixed charges	3
Use of proceeds	3
Description of debt securities	4
Legal matters	31
Experts	31
Reserve engineers	31

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In general, all statements other than statements of historical fact are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. However, management’s assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	production variance from expectations;

•	volatility of natural gas, natural gas liquids and oil prices;

•	hedging results;

•	the need to develop and replace reserves;

•	the substantial capital expenditures required to fund operations;

•	exploration risks;

•	environmental risks;

•	uncertainties about estimates of reserves;

•	competition;

•	litigation;

•	access to capital;

•	government regulation;

•	political risks;

•	our ability to implement our business strategy;

•	costs and results of drilling new projects;

•	mechanical and other inherent risks associated with natural gas and oil production;

•	weather;

•	availability of drilling equipment;

•	changes of interest rates; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”).

S-ii

Reserve engineering is a process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of natural gas, natural gas liquids and oil that are ultimately recovered.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference, or should underlying assumptions, prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements express or implied included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference and attributable to Range Resources Corporation are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Range or persons acting on its behalf may issue.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC after we file this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC. We do not incorporate by reference any information in any future filings deemed furnished and not filed pursuant to applicable rules.

We incorporate by reference in this prospectus the documents listed below, which we previously have filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those filings made under Item 2.02 or 7.01 of Form 8-K) after we file this prospectus until the offering of the securities terminates or we have filed with the SEC an amendment to the registration statement relating to this offering that deregisters all securities then remaining unsold:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 22, 2012 as amended by the Form 10-K/A filed with the SEC on February 23, 2012; and

•	Current Report on Form 8-K filed with the SEC on February 24, 2012.

You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning us at the following number or writing us at the following address:

Range Resources Corporation

Attention: General Counsel

100 Throckmorton Street

Suite 1200

Fort Worth, Texas 76102

(817) 869-4254

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. It does not contain all of the information that you should consider before making an investment decision. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2011 for more information about important risks that you should consider before buying the notes to be issued in connection with this offering. Unless the context requires otherwise or as otherwise indicated, “Range,” “we,” “us,” “our” or similar terms in this prospectus supplement refer to Range Resources Corporation and its subsidiaries on a consolidated basis. We include, beginning on page S-41, a glossary of some of the terms used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Business

We are a Fort Worth, Texas-based independent natural gas, natural gas liquids and oil company, engaged in the exploration, development and acquisition of natural gas and oil properties, mostly in the Appalachian and Southwestern regions of the United States. We were incorporated in 1980 under the name Lomak Petroleum, Inc. In 1998 we changed our name to Range Resources Corporation. During the past five years, we have increased our proved reserves 187% (from 1.8 Tcfe in 2006 to 5.1 Tcfe in 2011), while production has increased 110% (from 89,988 Mmcfe in 2006 to 189,077 Mmcfe in 2011). At year-end 2011, we owned 2,400,000 gross (1,800,000 net) acres of leasehold, including 290,000 acres where we also own a royalty interest. We have built a multi-year drilling inventory we estimate to contain over 8,600 proven and unproven drilling locations.

At year-end 2011, our proved reserves had the following characteristics:

•	5.1 Tcfe of proved reserves;

•	79% natural gas;

•	48% proved developed;

•	87% operated; and

•	a reserve life of 22 years (based on fourth quarter 2011 production).

We maintain a significant acreage position in and are allocating the majority of our current capital spending to the promising Marcellus Shale play, located in Pennsylvania and West Virginia, given its lower operating costs. We exited the year producing approximately 410.0 Mmcfe per day in the Marcellus Shale play. We drilled 167 net wells, increasing our Marcellus Shale reserves to over 3.4 Tcfe. We continue to evaluate our Marcellus Shale leases and formulate our development plans for this area.

Our corporate offices are located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. Our telephone number is (817) 870-2601.

Business Strategy

Our objective is to build stockholder value through consistent growth in reserves and production on a cost-efficient basis. Our strategy to achieve our objective is to increase reserves and production through internally generated drilling projects coupled with occasional complementary acquisitions. Our strategy requires us to make significant investments in technical staff, acreage, seismic data and technology to build drilling inventory. Our strategy has the following principal elements:

•

Concentrate in Core Operating Areas. We currently operate in two regions: the Appalachian (which includes shale, tight gas, coal bed methane and conventional natural gas, natural gas liquids, condensate and oil production in Pennsylvania, Virginia, and West Virginia) and Southwestern (which includes the Permian Basin of West Texas and the Delaware Basin of New Mexico, the Texas Panhandle, the Ardmore Basin in Southern Oklahoma, the Nemaha Uplift in Northern Oklahoma and the Anadarko Basin of Western Oklahoma). Concentrating our drilling and producing activities in these core areas allows us to develop the regional expertise needed to interpret specific geological and operating trends and develop economies of scale. Operating in multiple core areas allows us to blend the production characteristics of each area to balance our portfolio toward our goal of consistent production and reserve growth at attractive returns.

•

Maintain Multi-Year Drilling Inventory. We focus on areas with multiple prospective, productive horizons and development opportunities. We use our technical expertise to build and maintain a multi-year drilling inventory. A large, multi-year inventory of drilling projects increases our ability to consistently grow production and reserves. Currently, we have over 8,600 proven and unproven drilling locations in inventory.

•

Focus on Cost Efficiency. We concentrate in core areas which we believe to have sizeable hydrocarbon deposits in place that will allow us to consistently increase production while controlling costs. As there is little long-term competitive sales price advantage available to a commodity producer, the costs to find, develop, and produce a commodity are important to organizational sustainability and long-term shareholder value creation. We endeavor to control costs such that our cost to find, develop and produce natural gas and oil is in the best performing quartile of our peer group.

•

Commitment to Environmental, Health and Safety. We implement the latest technologies and best practices to minimize potential impacts from the development of our nation’s natural resources as it relates to the environment, worker health and safety, and the health and safety of the communities where we operate. Working with peer companies, regulators, nongovernmental organizations, industries not related to the natural gas industry, and other engaged stakeholders, we consistently analyze and review performance while striving for continual improvement. In July 2010, we voluntarily elected to provide, on our website, the hydraulic fracturing components for all wells operated by us and completed in the Marcellus Shale formation.

•

Maintain Long-Life Reserve Base. Long-life natural gas and oil reserves provide a more stable growth platform than short-life reserves. Long-life reserves reduce reinvestment risk as they lessen the amount of reinvestment capital deployed each year to replace production. Long-life natural gas and oil reserves also assist us in minimizing costs as stable production makes it easier to build and maintain operating economies of scale. We use our acquisition, divestiture, and drilling activities to assist in executing this strategy.

•

Maintain Flexibility. Because of the risks involved in drilling, coupled with changing commodity prices, we remain flexible and adjust our capital budget throughout the year. If certain areas generate higher than anticipated returns, we may accelerate drilling and acquisitions in those areas and decrease capital expenditures and acquisitions elsewhere. We also believe in maintaining a strong balance sheet and using commodity derivatives, which allows us to be more opportunistic in lower price environments and provides more consistent financial results.

•

Equity Ownership and Incentive Compensation. We want our employees to think and act like stockholders. To achieve this, we reward and encourage them through equity ownership in Range. All full-time employees receive equity grants. As of December 31, 2011, our employees owned equity securities in our benefit plans (vested and unvested) that had an aggregate market value of approximately $314.0 million.

Recent Developments

On February 21, 2012, we announced our 2011 financial results. Reported net income for 2011 was $58 million as compared to a net loss of $239 million for 2010. Net cash provided by operating activities totaled $632 million in 2011, a 23% increase over the prior year. Results were driven by a 12% increase in production, which averaged 554 Mmcfe per day including production from discontinued operations for 2011. Previously we announced proved reserves increased 14% year-over-year reaching 5.1 Tcfe.

On February 21, 2012, we announced that our 2012 capital expenditure budget is expected to be $1.6 billion. The budget includes $1.3 billion for drilling and recompletions, with approximately 70% directed toward liquids-rich and oil projects predominantly in the Marcellus Shale and horizontal Mississippian plays.

On February 14, 2012, the state legislature of Pennsylvania passed a new natural gas impact fee in Pennsylvania, where the majority of our acreage in the Marcellus Shale is located. The legislation imposes an annual fee on natural gas and oil operators for each well drilled for a period of fifteen years. The fee is on a sliding scale set by the Public Utility Commission and is based on two factors: changes in the Consumer Price Index and the average New York Mercantile Exchange’s natural gas prices from the last day of each month. The estimated total fees per well based on today’s current natural gas price is $240,000 over the 15 year period.

On January 26, 2012, we announced that one of our subsidiaries had signed an agreement to ship up to 20,000 barrels of ethane per day on Enterprise Products Partners L.P.’s (NYSE: EPD) Appalachia-to-Texas ethane pipeline (“ATEX Express”). Our 20,000 barrels per day commitment gives us anchor shipper status on ATEX Express with a transportation rate of 14.5 cents per gallon. We will use our transportation arrangements on ATEX Express to deliver ethane to Mont Belvieu customers along the Gulf Coast as well as operational flow between its expected various customers at various delivery points in the future.

The Offering

The following summary contains basic information about the notes and is not complete. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and “Description of debt securities” in the accompanying prospectus.

Issuer	Range Resources Corporation.

Securities	$500 million aggregate principal amount of our % Senior Subordinated Notes due 2022

Maturity	, 2022.

Interest payment dates	and of each year commencing , 2012. Interest will accrue from , 2012.

Optional redemption	Except as otherwise described below, the notes will not be redeemable prior to , 2017. Thereafter, the notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth under the heading “Description of Notes—Optional Redemption,” plus accrued and unpaid interest thereon to the applicable redemption date.

In addition, prior to , 2015, the Company may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with all or a portion of the net proceeds of public sales of certain equity interests of the Company; provided that at least 65% of the original aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption. See “Description of Notes—Optional Redemption.”

We may also redeem the notes prior to , 2017 upon payment of the make-whole premium specified herein. See “Description of Notes—Optional Redemption.”

Change of control	Upon the occurrence of a change of control, the Company will generally be required to offer to repurchase all or a portion of each Holder’s notes, at an offer price in cash equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to the date of repurchase, and to repurchase all notes tendered pursuant to such offer. Our bank credit facility will prohibit the Company from repurchasing any notes pursuant to a change of control offer prior to the repayment in full of the senior debt under the bank credit facility. Therefore, if a change of control were to occur, there can be no assurance that we or the Subsidiary Guarantors will have the financial resources or be permitted under the terms of their indebtedness to repurchase any of the notes. See “Risk Factors—We may not be able to repurchase the notes” herein and “Description of debt securities—Subordination,” “—Repurchase at the option of holders—Change of control,” and “—Events of default and remedies” in the accompanying prospectus.

Ranking	The notes will be general, unsecured obligations of the Company, will be subordinated in right of payment to our senior debt, which includes borrowings under our bank credit facility. As of December 31, 2011, we had $187 million outstanding under our bank credit facility, and we intend to use a portion of the net proceeds of this offering to repay up to $350 million of current borrowings. See “Description of debt securities—Subordination” in the accompanying prospectus and “Capitalization” and “Description of Other Indebtedness—Bank Credit Facility” herein. The notes will rank equally with our other outstanding senior subordinated notes, which totaled approximately $1.8 billion aggregate principal amount as of December 31, 2011. The notes will be structurally subordinated to any liabilities of subsidiaries that do not guarantee the notes.

Subsidiary guarantees	Our payment obligations under the notes will be jointly, severally and unconditionally guaranteed on a senior subordinated basis (the “Guarantees”) by our existing material domestic Restricted Subsidiaries and any future material domestic Restricted Subsidiaries. The Guarantees will be subordinated to senior debt of the Subsidiary Guarantors to the same extent and in the same manner as the notes are subordinated to senior debt. See “Description of debt securities—Guarantees” in the accompanying prospectus and “Description of Other Indebtedness—Bank Credit Facility” herein.

Certain covenants	The notes will be issued pursuant to an indenture (the “Indenture”) which contains certain covenants that, among other things, limit the ability of us and our Restricted Subsidiaries to incur additional indebtedness and issue Disqualified Stock, pay dividends, make distributions, make investments, make certain other Restricted Payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing Indebtedness (as defined therein) of any kind (other than Permitted Liens, as defined therein) and engage in mergers and consolidations. See “Description of debt securities—Certain covenants” in the accompanying prospectus.

Use of proceeds	We estimate that the net proceeds of this offering (after deducting the underwriters’ discounts and estimated expenses of the offering payable by us) will be approximately $490.8 million. We intend to use a portion of the net proceeds to repay up to $350 million of borrowings under our bank credit facility. We intend to use any remaining net proceeds to fund our 2012 capital expenditure budget, and, pending that use, for general corporate purposes. For more information about our use of proceeds from this offering, see “Use of Proceeds” on page S-25 of this prospectus supplement.

Risk factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

Summary Condensed Consolidated Financial Data

The following table shows selected financial information as of and for the periods indicated. We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K filed with the SEC on February 22, 2012 as amended by the Form 10-K/A filed with the SEC on February 23, 2012, which is incorporated herein by reference. This summary table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K.

In April 2011, we sold our interests in our Barnett Shale properties and the purchaser assumed certain related hedge contracts for gross proceeds of $889.3 million. Accordingly, the financial and statistical data contained in the following discussion reflects our Barnett operations as discontinued operations.

	Year ended December 31,
	2009	2010	2011
	(dollars in thousands, except per share data)
Statement of operations data:
Revenues and other income
Natural gas, NGLs and oil sales	$751,749	$823,290	$1,173,266
Derivative fair value income	66,446	51,634	40,087
Gain on the sale of assets	10,413	76,642	2,260
Other	(9,442)	70	3,043

Total revenues and other income	819,166	951,636	1,218,656

Costs and expenses
Direct operating	98,251	96,274	112,972
Transportation, gathering and compression	37,185	62,837	120,755
Production and ad valorem taxes	25,536	26,107	27,666
Exploration	44,276	60,506	81,367
Abandonment and impairment of unproved properties	36,935	49,738	79,703
General and administrative	115,319	140,571	151,191
Termination costs	2,479	8,452	—
Deferred compensation plan	31,073	(10,216)	43,209
Interest expense	75,261	90,665	125,052
Loss on early extinguishment of debt	—	5,351	18,576
Depletion, depreciation and amortization	267,148	275,238	341,221
Impairment of proved properties	930	6,505	38,681

Total costs and expenses	734,393	812,028	1,140,393

Income from continuing operations before income taxes	84,773	139,608	78,263
Income tax provision (benefit)
Current	(636)	(836)	637
Deferred	46,429	51,746	34,920

	45,793	50,910	35,557

Income from continuing operations	38,980	88,698	42,706
Income (loss) from discontinued operations	(92,850)	(327,954)	15,320

Net income (loss)	$(53,870)	$(239,256)	$58,026

Cash flow data:
Net cash provided from operating activities	$591,675	$513,322	$631,637
Net cash (used in) provided from investing activities	(473,807)	(798,858)	(547,981)
Net cash (used in) provided from financing activities	(117,854)	287,617	(86,412)

	Year ended December 31,
	2009	2010	2011
	(dollars in thousands, except per share data)
Balance Sheet data:
Current assets (1)	$182,810	$1,113,570	$315,263
Current liabilities (2)	321,634	443,690	511,932
Natural gas and oil properties, net	3,551,635	4,084,013	5,157,566
Total assets	5,403,411	5,511,714	5,845,470
Bank debt	324,000	274,000	187,000
Subordinated notes	1,383,833	1,686,536	1,787,967
Stockholders’ equity (3)	2,378,589	2,223,761	2,392,420
Weighted average dilutive shares outstanding	158,778	158,428	159,441
Cash dividends declared per common share	0.16	0.16	0.16

(1)	2011 includes $173.9 million of unrealized derivative assets compared to $123.3 million in 2010 and $21.5 million in 2009. 2010 includes $877.6 million assets of discontinued operations compared to $43.5 million in 2009.
(2)	2011 includes a $56.6 million deferred tax liability compared to $11.8 million in 2010. 2010 includes $352,000 of unrealized derivative liabilities compared to $14.5 million in 2009.
(3)	Stockholders’ equity includes other comprehensive income of $156.6 million in 2011 compared to $67.5 million in 2010 and $6.4 million in 2009.

Summary Production Data

The following table sets forth summary data with respect to our production and sales of natural gas and oil from continuing operations for the periods indicated. The information set forth in this table reflects the results of operations of our Barnett Shale properties of which substantially all was sold in the second quarter of 2011 as discontinued operations. For additional information on price calculations, see the information set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein.

	Year ended December 31,
	2009	2010	2011
Average daily production:
Natural gas (Mcf)	248,138	290,815	397,825
NGLs (Bbls)	4,343	9,864	14,664
Crude oil (Bbls)	6,912	5,300	5,369
Total (Mcfe) (1)	315,668	381,800	518,019
Average sales prices (wellhead):
Natural gas (per Mcf)	$4.00	$4.54	$4.21
NGLs (per Bbl)	30.34	39.75	50.23
Crude oil (per Bbl)	54.94	69.18	86.22
Total (per Mcfe) (1)	4.76	5.44	5.55
Average realized price (including derivatives that qualify for hedge accounting):
Natural gas (per Mcf)	$6.10	$5.15	$5.06
NGLs (per Bbl)	30.34	39.75	50.23
Crude oil (per Bbl)	59.69	69.19	86.22
Total (per Mcfe) (1)	6.52	5.91	6.21
Average realized price (including all derivative settlements and third party transportation costs paid by Range):
Natural gas (per Mcf)	$7.65	$4.89	$4.43
NGLs (per Bbl)	30.34	39.75	50.82
Crude oil (per Bbl)	62.57	69.19	81.34
Total (per Mcfe) (1)	7.80	5.71	5.68

(1)	Oil and NGLs are converted at the rate of one barrel equals six mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil and natural gas prices.

RISK FACTORS

You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below, before you decide to buy our notes. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the notes could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus supplement and documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to our Business

Volatility of natural gas and oil prices significantly affects our cash flow and capital resources and could hamper our ability to produce natural gas, NGLs and oil economically

Natural gas, NGLs and oil prices are volatile, and a decline in prices adversely affects our profitability and financial condition. The oil and gas industry is typically cyclical, and prices for natural gas, NGLs and oil have been volatile. Over the past four years, the average NYMEX monthly settlement price of natural gas has been as high as $13.10 per mcf and as low as $2.84 mcf. During that same time frame, the oil settlement price was as high as $134.62 per barrel and as low as $33.87 per barrel. As of the end of January 2012, natural gas was at $2.68 per mcf and oil was at $98.46 per barrel. Natural gas prices are likely to affect us more than oil prices because approximately 79% of our December 31, 2011 proved reserves are natural gas. Natural gas prices are approaching historical lows. Historically, the industry has experienced downturns characterized by oversupply and/or weak demand. Long-term supply and demand for natural gas, NGLs and oil is uncertain and subject to a myriad of factors such as:

•	the domestic and foreign supply of natural gas, NGLs and oil;

•	the price, availability and demand for alternative fuels and sources of energy;

•	weather conditions;

•	the level of consumer demand for natural gas, NGLs and oil;

•	the price and level of foreign imports;

•	U.S. domestic and worldwide economic conditions;

•	the availability, proximity and capacity of transportation facilities and processing facilities;

•	the effect of worldwide energy conservation efforts;

•	political conditions in natural gas and oil producing regions; and

•	domestic (federal, state and local) and foreign governmental regulations and taxes.

Lower natural gas, NGL and oil prices may not only decrease our revenues on a per unit basis but also may reduce the amount of natural gas, NGL and oil that we can economically produce. A reduction in production could result in a shortfall in expected cash flows and require a reduction in capital spending or require additional borrowing. Without the ability to fund capital expenditures, we would be unable to replace reserves which would negatively affect our future rate of growth.

Producing natural gas, NGLs oil may involve unprofitable efforts. As of December 31, 2011, the relationship between the price of oil and the price of natural gas is at an unprecedented spread. Normally, natural gas liquids production is a by-product of natural gas production. Due to the current differences in prices, we and other producers may choose to sell natural gas at below cost, or otherwise dispose of natural gas to allow for the sale of only natural gas liquids.

Information concerning our reserves and future net cash flow estimates is uncertain

There are numerous uncertainties inherent in estimating quantities of proved natural gas and oil reserves and their values, including many factors beyond our control. Estimates of proved reserves are by their nature uncertain. Although we believe these estimates are reasonable, actual production, revenues and costs to develop will likely vary from estimates and these variances could be material.

Reserve estimation is a subjective process that involves estimating volumes to be recovered from underground accumulations of natural gas and oil that cannot be directly measured. As a result, different petroleum engineers, each using industry-accepted geologic and engineering practices and scientific methods, may calculate different estimates of reserves and future net cash flows based on the same available data. Because of the subjective nature of natural gas, NGLs and oil reserve estimates, each of the following items may differ materially from the amounts or other factors estimated:

•	the amount and timing of natural gas, NGL and oil production;

•	the revenues and costs associated with that production; and

•	the amount and timing of future development expenditures.

The discounted future net cash flows from our proved reserves incorporated by reference in this prospectus supplement should not be considered as the market value of the reserves attributable to our properties. As required by generally accepted accounting principles, the estimated discounted future net revenues from our proved reserves are based on a twelve month average price (first day of the month) while cost estimates are as of the end of the year. Actual future prices and costs may be materially higher or lower. In addition, the 10 percent discount factor that is required to be used to calculate discounted future net revenues for reporting purposes under generally accepted accounting principles is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

If natural gas, NGL and oil prices decrease or drilling efforts are unsuccessful, we may be required to record writedowns of our natural gas and oil properties

In the past we have been required to write down the carrying value of certain of our natural gas and oil properties, and there is a risk that we will be required to take additional writedowns in the future. Writedowns may occur when natural gas and oil prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in our drilling results or mechanical problems with wells where the cost to redrill or repair is not supported by the expected economics.

Accounting rules require that the carrying value of natural gas and oil properties be periodically reviewed for possible impairment. Impairment is recognized for the excess of book value over fair value when the book value of a proven property is greater than the expected undiscounted future net cash flows from that property and on acreage when conditions indicate the carrying value is not recoverable. We may be required to write down the carrying value of a property based on natural gas and oil prices at the time of the impairment review, or as a result of continuing evaluation of drilling results, production data, economics, divestiture activity, and other factors. While an impairment charge reflects our long-term ability to recover an investment, it does not impact cash or cash flow from operating activities, but it does reduce our reported earnings and increases our leverage ratios.

Significant capital expenditures are required to replace our reserves

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flow from operations, our bank credit facility and debt and equity issuances. We have also engaged in asset monetization transactions. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of natural gas, NGL and oil and our success in developing and producing new reserves. If our access to capital were limited due to numerous factors, which could include a decrease in revenues due to lower natural gas, NGLs and oil prices or decreased production or deterioration of the credit and capital markets, we would have a reduced ability to replace our reserves. We may not be able to incur additional bank debt, issue debt or equity, engage in asset monetization or access other methods of financing on an economic basis to meet our reserve replacement requirements.

The amount available for borrowing under our bank credit facility is subject to a borrowing base, which is determined by our lenders, at their discretion, taking into account our estimated proved reserves and is subject to periodic redeterminations based on pricing models determined by the lenders at such time. Declines in natural gas, NGL and oil prices adversely impact the value of our estimated proved reserves and, in turn, the market values used by our lenders to determine our borrowing base. If commodity prices (particularly natural gas prices) continue to decline, it will have similar adverse effects on our reserves and borrowing base.

Our future success depends on our ability to replace reserves that we produce

Because the rate of production from natural gas and oil properties generally declines as reserves are depleted, our future success depends upon our ability to economically find or acquire and produce additional natural gas, NGL and oil reserves. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future natural gas, NGL and oil production, therefore, is highly dependent upon our level of success in acquiring or finding additional reserves that are economically recoverable. We cannot assure you that we will be able to find or acquire and develop additional reserves at an acceptable cost.

We acquire significant amounts of unproved property to further our development efforts. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We acquire both producing and unproved properties as well as lease undeveloped acreage that we believe will enhance growth potential and increase our earnings over time. However, we cannot assure you that all prospects will be economically viable or that we will not abandon our initial investments. Additionally, there can be no assurance that unproved property acquired by us or undeveloped acreage leased by us will be profitably developed, that new wells drilled by us in prospects that we pursue will be productive or that we will recover all or any portion of our investment in such unproved property or wells.

Our indebtedness could limit our ability to successfully operate our business

We are leveraged and our exploration and development program will require substantial capital resources depending on the level of drilling and the expected cost of services. Our existing operations will also require ongoing capital expenditures. In addition, if we decide to pursue additional acquisitions, our capital expenditures will increase, both to complete such acquisitions and to explore and develop any newly acquired properties.

The degree to which we are leveraged could have other important consequences, including the following:

•	we may be required to dedicate a substantial portion of our cash flows from operations to the payment of our indebtedness, reducing the funds available for our operations;

•	a portion of our borrowings are at variable rates of interest, making us vulnerable to increases in interest rates;

•	we may be more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

•	our degree of leverage may make us more vulnerable to a downturn in our business or the general economy;

•	we are subject to numerous financial and other restrictive covenants contained in our existing credit agreements the breach of which could materially and adversely impact our financial performance;

•	our debt level could limit our flexibility to grow the business and in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	we may have difficulties borrowing money in the future.

Despite our current levels of indebtedness, we still may be able to incur substantially more debt. This could further increase the risks described above. In addition to those risks above, we may not be able to obtain funding on acceptable terms.

Our business is subject to operating hazards that could result in substantial losses or liabilities that may not be fully covered under our insurance policies

Natural gas, NGL and oil operations are subject to many risks, including well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gases and other environmental hazards and risks. If any of these hazards occur, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; or

•	suspension of operations.

We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. We have experienced substantial increases in premiums, especially in areas affected by hurricanes and tropical storms. Insurers have imposed revised limits affecting how much the insurers will pay on actual storm claims plus the cost to re-drill wells where substantial damage has been incurred. Insurers are also requiring us to retain larger deductibles and reducing the scope of what insurable losses will include. Even with the increase in future insurance premiums, coverage will be reduced, requiring us to bear a greater potential risk if our natural gas and oil properties are damaged. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs that is not fully covered by insurance, it could have a material adverse affect on our financial condition and results of operations.

Additionally, we rely to a large extent on facilities owned and operated by third parties, and damage to or destruction of those third-party facilities could affect our ability to produce, transport and sell our production. We maintain business interruption insurance related to a third party processing plant in Pennsylvania where we are insured for potential losses from the interruption of production caused by loss of or damage to the processing plant.

We are subject to financing and interest rate exposure risks

Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in our credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow used for drilling and place us at a competitive disadvantage. For example, at December 31, 2011, approximately 91% of our debt is at fixed interest rates with the remaining 9% subject to variable interest rates.

Continuing disruptions and volatility in the global finance markets may lead to a contraction in credit availability impacting our ability to finance our operations. We require continued access to capital; a significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results. We are exposed to some credit risk related to our bank credit facility to the extent that one or more of our lenders may be unable to provide necessary funding to us under our existing revolving line of credit if it experiences liquidity problems.

Difficult conditions in the global capital markets, the credit markets and the economy in general may materially adversely affect our business and results of operations

Access to capital is essential to our business. Global financial markets have been disrupted while volatile and economic conditions remain weak. As a result of concerns about the stability of financial markets in general and the solvency of counterparties specifically, access to credit markets has become less predictable, as many lenders and institutional investors have increased interest rates, enacted tighter lending standards and limited the amount of funding available to borrowers. As a result, we may be unable to obtain adequate funding under our current bank facility because (i) our lending counterparties may be unwilling or unable to meet their funding obligations or (ii) the amount we may borrow under our current bank facility could be reduced as a result of lower natural gas, NGLs or oil prices, declines in reserves, stricter lending requirements or regulations, or for other reasons.

Due to these factors, we cannot be certain that funding will be available on acceptable terms, or at all. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to implement our business plans take advantage of business opportunities, or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

Hedging transactions may limit our potential gains and involve other risks

To manage our exposure to price risk, we currently and may in the future enter into derivative arrangements, utilizing commodity derivatives with respect to a portion of our future production. The goal of these hedges is to lock in prices so as to limit volatility and increase the predictability of cash flow. These transactions limit our potential gains if natural gas, NGL and oil prices rise above the price established by the hedge.

In addition, derivative transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	the counterparties to our futures contracts fail to perform on their contract obligations; or

•	an event materially impacts natural gas, NGL or oil prices or the relationship between the hedged price index and the natural gas or oil sales price.

We cannot assure you that any derivative transaction we may enter into will adequately protect us from declines in the prices of natural gas, NGLs or oil. On the other hand, where we choose not to engage in derivative transactions in the future, we may be more adversely affected by changes in natural gas, NGL or oil prices than our competitors who engage in derivative transactions.

The recent adoption of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business

The United States Congress adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The new legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), was signed into law by the President on July 21, 2010 and requires the Commodities Futures Trading Commission (the “CFTC”) and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment, though final rules have yet to be issued. In its rulemaking under the Act, the CFTC has proposed regulations to set position limits for certain futures and options contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions or positions would be exempt from these position limits. It is not possible at this time to predict when the CFTC will finalize these regulations. The financial reform legislation may also require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our derivative activities, although the application of those provisions to us is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty. The new legislation and any new regulations could significantly increase the cost of derivative contracts (including requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks that we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material, adverse effect on us, our financial condition, and our results of operations.

Many of our current and potential competitors have greater resources than we have and we may not be able to successfully compete in acquiring, exploring and developing new properties

We face competition in every aspect of our business, including, but not limited to, acquiring reserves and leases, obtaining goods, services and employees needed to operate and manage our business and marketing natural gas, NGLs or oil. Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial and other resources than we do. As a result, these competitors may be able to address these competitive factors more effectively than we can or weather industry downturns more easily than we can.

The demand for field services and their ability to meet that demand may limit our ability to drill and produce our natural gas and oil properties

In a rising price environment, such as those experienced in 2007 and early 2008, well service providers and related equipment and personnel were in short supply. This caused escalating prices, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures increased the actual cost of services, extended the time to secure such services and added costs for damages due to accidents sustained from the over use of equipment and inexperienced personnel. In some cases, we are operating in areas where services and infrastructure are limited, or do not exist or in urban areas which are more restrictive.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase

Section 1(b) of the Natural Gas Act of 1938 (“NGA”) exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission (“FERC”) as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts, or Congress.

While our natural gas gathering operations are generally exempt from FERC regulation under the NGA, our gas gathering operations may be subject to certain FERC reporting and posting requirements in a given year. FERC has issued a final rule requiring certain participants in the natural gas market, including certain gathering facilities and natural gas marketers that engage in a minimum level of natural gas sales or purchases, to submit annual reports to FERC on the aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. In addition, FERC has issued a final rule requiring major non-interstate pipelines, defined as certain non-interstate pipelines delivering more than an average of 50 million MMBtu of gas over the previous three calendar years, to post daily certain information regarding the pipeline’s capacity and scheduled flows for each receipt and delivery point that has design capacity equal to or greater than 15,000 MMBtu per day.

Other FERC regulations may indirectly impact our businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, gas quality, ratemaking, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipelines rates and rules and policies that may affect rights of access to transportation capacity. For more information regarding the regulation of our operations, please see “Government Regulation” in Items 1 and 2 of our Annual Report on Form 10-K, incorporated herein by reference.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines

Under the Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation. While our operations have not been regulated as a natural gas company by FERC under the NGA, FERC has adopted regulations that may subject certain of our otherwise non-FERC jurisdiction facilities to FERC annual reporting and daily scheduled flow and capacity posting requirements. We also must comply with the anti-market manipulation rules enforced by FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject Range to civil penalty liability. For more information regarding regulation of our operations, please see “Government Regulation” in Items 1 and 2 of our Annual Report on Form 10-K, incorporated herein by reference.

The natural gas and oil industry is subject to extensive regulation

The natural gas and oil industry is subject to various types of regulations in the United States by local, state and federal agencies. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Numerous departments and agencies, both state and federal, are authorized by statute to issue rules and regulations binding on participants in the natural gas and oil industry. Compliance with such rules and regulations often increases our cost of doing business, delays our operations and, in turn, decreases our profitability.

Our operations are subject to numerous and increasingly strict federal, state and local laws, regulations and enforcement policies relating to the environment. We may incur significant costs and liabilities in complying with existing or future environmental laws, regulations and enforcement policies and may incur costs arising out of property or natural resource damage or injuries to employees and other persons. These costs may result from our current and former operations and even may be caused by previous owners of property we own or lease or relate to third party sites where we have taken materials for recycling or disposal. Any past, present or future failure by us to completely comply with environmental laws, regulations and enforcement policies could cause us to incur substantial fines, sanctions or liabilities from cleanup costs or other damages. Incurrence of those costs or damages could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. Matters subject to regulation include:

•	the amounts and types of substances and materials that may be released into the environment;

•	response to unexpected releases to the environment;

•	reports and permits concerning exploration, drilling, production and other operations;

•	the spacing of wells;

•	unitization and pooling of properties;

•	calculating royalties on oil and gas produced under federal and state leases; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs, natural resource damages and other environmental damages. We also could be required to install expensive pollution control measures or limit or cease activities on lands located within wilderness, wetlands or other environmentally or politically sensitive areas. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties as well as the imposition of corrective action orders.

Climate change is receiving increasing attention from scientists, legislators and governmental agencies. There is an ongoing debate as to the extent to which our climate is changing, the potential causes of this change and its potential impacts. Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide and methane, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions.

There are a number of legislative and regulatory proposals to address greenhouse gas emissions, which are in various phases of discussion or implementation. The outcome of federal and state actions to address global climate change could result in a variety of regulatory programs including potential new regulations to control or restrict emissions, taxes or other charges to deter emissions of greenhouse gases, energy efficiency requirements to reduce demand or other regulatory actions. These actions could:

•	result in increased costs associated with our operations;

•	increase other costs to our business;

•	affect the demand for natural gas; and

•	impact the prices we charge our customers.

Adoption of federal or state requirements mandating a reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry and the U.S. economy. We cannot predict the potential impact of such laws or regulations on our future consolidated financial condition, results of operations or cash flows.

For more information regarding the environmental regulation of our business, please see “Environmental and Occupational Health and Safety Matters” in Items 1 and 2 of our Annual Report on Form 10-K, incorporated herein by reference.

Certain federal income tax deductions currently available with respect to natural gas and oil exploration and development may be eliminated, and additional state taxes on natural gas extraction may be imposed, as a result of future legislation

Legislation has been proposed that would, if enacted into law, make significant changes to U.S. federal income tax laws, including the elimination of certain U.S. federal income tax benefits currently available to oil and gas exploration and production companies. Such changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective. As of December 31, 2011, we had a tax basis of $1.4 billion related to prior year capitalized intangible drilling costs, which will be amortized over the next five years.

The passage of this legislation or any other similar change in U.S. federal income tax law could eliminate or postpone certain tax deductions that are currently available with respect to natural gas and oil exploration and development, and any such change could negatively affect our financial condition and results of operations.

In February 2012, the state legislature of Pennsylvania passed a new natural gas impact fee in Pennsylvania, where the majority of our acreage in the Marcellus Shale is located. The legislation imposes an annual fee on natural gas and oil operators for each well drilled for a period of fifteen years. The fee is on a sliding scale set by the Public Utility Commission and is based on two factors: changes in the Consumer Price Index and the average New York Mercantile Exchange’s natural gas prices from the last day of each month. The estimated total fees per well based on today’s current natural gas price is $240,000 over the 15 year period. The passage of this legislation increases the financial burden on our operations in the Marcellus Shale.

Acquisitions are subject to the risks and uncertainties of evaluating reserves and potential liabilities and may be disruptive and difficult to integrate into our business

We could be subject to significant liabilities related to our acquisitions. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems in all of the properties, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed.

In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our acquisition strategy is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are unable to obtain financing on terms acceptable to us or regulatory approvals.

Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Future acquisitions could result in our incurring additional debt, contingent liabilities, expenses and diversion of resources, all of which could have a material adverse effect on our financial condition and operating results.

Our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel

Our success is highly dependent on our management personnel and none of them is currently subject to an employment contract. The loss of one or more of these individuals could have a material adverse effect on our business. Furthermore, competition for experienced technical and other professional personnel remains strong. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected. Also, the loss of experienced personnel could lead to a loss of technical expertise.

Drilling is an uncertain and costly activity

The cost of drilling, completing, and operating a well is often uncertain, and many factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce enough natural gas, NGLs and oil to be commercially viable after drilling, operating and other costs. Furthermore, our drilling and producing operations may be curtailed, delayed, or canceled as a result of other factors, including:

•	high costs, shortages or delivery delays of drilling rigs, equipment, water for hydraulic fracturing services, labor, or other services;

•	unexpected operational events and drilling conditions;

•	reductions in natural gas, NGL and oil prices;

•	limitations in the market for natural gas, NGLs and oil;

•	adverse weather conditions;

•	facility or equipment malfunctions;

•	equipment failures or accidents;

•	title problems;

•	pipe or cement failures;

•	casing collapses;

•	compliance with, or changes in environmental, tax and other governmental requirements;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•	lost or damaged oilfield drilling and service tools;

•	unusual or unexpected geological formations;

•	loss of drilling fluid circulation;

•	pressure or irregularities in formations;

•	fires;

•	natural disasters;

•	surface craterings and explosions; and

•	uncontrollable flows of oil, natural gas or well fluids.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

New technologies may cause our current exploration and drilling methods to become obsolete

The natural gas and oil industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

New legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays

Hydraulic fracturing involves the injection of water, sand and small amounts of additives under pressure into rock formations to stimulate hydrocarbon (natural gas and oil) production. We find that the use of hydraulic fracturing is necessary to produce commercial quantities of natural gas and oil from many reservoirs, especially shale formations such as the Marcellus Shale. The process is typically regulated by state oil and gas commissions. However, the EPA, recently asserted federal regulatory authority over hydraulic fracturing involving diesel additives under the Safe Drinking Water Act’s Underground Injection Control Program. While the EPA has begun the process of drafting guidance documents to enforce or implement this newly asserted regulatory authority, industry groups have filed suit challenging the EPA’s recent decision. There are certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and a committee of the United States House of Representatives has conducted an investigation of hydraulic fracturing practices. Furthermore, a number of federal agencies are analyzing, or have been requested to review a variety of environmental issues associated with hydraulic fracturing. The EPA has commenced a study of potential environmental effects of hydraulic fracturing on drinking water and groundwater, with initial results expected to be available by late 2012 and final results by 2014 and, more recently in October 2011, the EPA announced that it is launching a study regarding wastewater resulting from hydraulic fracturing activities and currently plans to propose standards by 2014 that such wastewater must meet before being transported to a treatment plant. Also, the U.S. Department of Energy is conducting an investigation into practices the agency could recommend to better protect the environment from drilling using hydraulic fracturing completion methods and the U.S. Department of the Interior has proposed disclosure, well testing and monitoring requirements for hydraulic fracturing on federal lands. At the same time, legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations. For example, Texas, Pennsylvania, Colorado, West Virginia, and Wyoming have each adopted a variety of well construction, set back, or disclosure regulations limiting how fracturing can be performed and requiring various degrees of chemical disclosure. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, our fracturing activities could become subject to additional permitting requirements and also to attendant permitting delays and potential increases in costs.

Additionally, on December 7, 2010, the EPA issued an order to us to take certain action with regard to the existence of natural gas in two water wells located in southern Parker County, Texas that the EPA concluded resulted from two of our wells in the Barnett Shale formation, thousands of feet below the impacted aquifer. On January 18, 2011, the EPA filed an action in federal court to enforce the order and its penalty provisions of up to $16,500 per day per violation. On June 24, 2011, the court issued an order staying the enforcement action, pending a ruling on Range’s challenge of the order in the United States Court of Appeals for the Fifth Circuit which Range filed in January 21, 2011, seeking to invalidate the order. While we are vigorously contesting this enforcement action and seeking relief from the order in federal appeals court, we cannot predict the outcome of either the enforcement action or appeal. However, we do not believe the ultimate resolution of this matter will have a material impact on our financial position, statement of operations or cash flows. Please see “Action by the United States Environmental Protection Agency” in Item 3 of our Annual Report on Form 10-K, incorporated herein by reference.

Our business depends on natural gas and oil transportation and NGL processing facilities, most of which are owned by others and our ability to contract with those parties

Our ability to sell our natural gas, NGLs and oil production depends in part on the availability, proximity and capacity of pipeline systems and processing facilities owned by third parties and our ability to contract with those third parties. The lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. In some cases, we do not purchase firm transportation on third party facilities and therefore, our production transportation can be interrupted by those having firm arrangements. We have entered into long-term agreements with third parties to provide natural gas gathering and processing services in the Marcellus Shale. Federal and state regulation of natural gas and oil production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport natural gas, NGLs and oil. If any of these third party pipelines and other facilities become partially or fully unavailable to transport or process our product, or if the natural gas quality specifications for a natural gas pipeline or facility changes so as to restrict our ability to transport natural gas on those pipelines or facilities, our revenues could be adversely affected.

The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products. In particular, the disruption of certain third-party natural gas processing facilities in the Marcellus Shale could materially affect our ability to market and deliver natural gas production in that area. We have no control over when or if such facilities are restored and generally have no control over what prices will be charged. A total shut-in of production could materially affect us due to a lack of cash flow, and if a substantial portion of the production is hedged at lower than market prices, those financial hedges would have to be paid from borrowings absent sufficient cash flow.

Currently, there is little demand, or facilities to supply the existing demand, for ethane in the Appalachian region so, for our Appalachian production volumes, ethane remains in the natural gas stream. We currently have waivers from two transmission pipelines that allow us to leave ethane in the residue natural gas. We currently believe the limits are sufficient to cover our production through 2014. We have recently announced two ethane agreements where we have contracted to either sell or transport ethane from our Marcellus Shale area, both to begin operations in late 2013 or early 2014. We cannot assure you that these facilities will become available. If we are not able to sell ethane in 2014, we may be required to curtail production which will adversely affect our revenues.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

We exist in a litigious environment

Any constituent could bring suit regarding our existing or planned operations or allege a violation of an existing contract. Any such action could delay when planned operations can actually commence or could cause a halt to existing production until such alleged violations are resolved by the courts. Not only could we incur significant legal and support expenses in defending our rights, but halting existing production or delaying planned operations could impact our future operations and financial condition. Such legal disputes could also distract management and other personnel from their primary responsibilities.

Our financial statements are complex

Due to United States generally accepted accounting principles and the nature of our business, our financial statements continue to be complex, particularly with reference to hedging, asset retirement obligations, equity awards, deferred taxes and the accounting for our deferred compensation plans and discontinued operations. We expect such complexity to continue and possibly increase.

Risks Related to Investment in the Notes

Your right to receive payments on these notes is subordinated to the rights of our senior indebtedness and effectively subordinated to the rights of existing and future creditors of any subsidiaries that are not guarantors on the notes

Holders of our senior indebtedness will have claims that are prior to your claims as holders of the notes. In the event of any distribution of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other, bankruptcy proceeding, holders of senior indebtedness will have prior claim to all of our assets. Holders of the notes will participate ratably with all holders of our senior subordinated indebtedness that is deemed to be of the same class as the notes, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of senior indebtedness.

As of December 31, 2011, we had total senior debt under our bank credit facility of approximately $187 million. Any additional indebtedness we are permitted to incur under the Indenture or the indentures may be senior to the notes.

In addition, we conduct substantially all of our operations through our subsidiaries and some of our subsidiaries do not guarantee the notes. In addition, we may be able to designate one or more subsidiaries in the future as unrestricted subsidiaries. As a result, holders of the notes will be effectively subordinated to the indebtedness and other liabilities of any such subsidiaries, including trade creditors. Therefore, in the event of the insolvency or liquidation of an unrestricted subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by any such subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes.

We may not be able to repurchase the notes

Under the terms of the Indenture, you may require us to repurchase all or a portion of your notes if we sell certain assets or in the event of a change in control. We may not have enough funds to pay the repurchase price on a purchase date (in which case, we could be required to issue common stock to pay the repurchase price). Our existing and any future credit agreements or other debt agreements to which we become a party may provide that our obligation to purchase or redeem the notes would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing or redeeming the notes. If we are prohibited from repurchasing or redeeming the notes, we could seek the consent of our then-existing lenders to repurchase or redeem the notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase or redeem the notes. Our failure to redeem tendered notes would constitute a default under the Indenture and might constitute a default under the terms of other indebtedness that we incur.

The term “change in control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change in control would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The notes may receive a lower rating than anticipated

If one or more rating agencies assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes would be adversely affected.

There is no public trading market for the notes

The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees and, if that occurs, you may not receive any payments on the notes

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

The market price of the notes may fluctuate significantly, which may result in losses for investors

We expect the market price of the notes to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

•	changes in natural gas, NGL and oil prices;

•	variations in quarterly drilling, recompletions, acquisitions and operating results;

•	changes in governmental regulation;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of comparable companies;

•	additions or departures of key personnel; or

•	future incurrence of more debt.

We may fail to meet expectations of the market or of securities analysts at some time in the future, and the market price of the notes could decline as a result.

USE OF PROCEEDS

We estimate that the net proceeds of this offering (after deducting the underwriters’ discounts and estimated expenses of the offering payable by us) will be approximately $490.8 million.

We intend to use a portion of the net proceeds to repay up to $350 million of borrowings under our bank credit facility. Our bank credit facility has a maturity date of February 18, 2016. The weighted average interest rate on our bank credit facility was 2.2% for the year ended December 31, 2011. See “Description of Other Indebtedness—Bank Credit Facility” for a description of our bank credit facility. Certain of the underwriters or their affiliates are lenders under our bank credit facility and will receive a portion of the net proceeds from this offering used to pay down our bank credit facility. Amounts repaid under our bank credit facility may be re-borrowed, subject to the terms of our bank credit facility.

We intend to use any remaining net proceeds to fund our 2012 capital expenditure budget, and, pending that use, for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of December 31, 2011 (i) on an actual basis and (ii) as adjusted to give effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom in the manner described in “Use of proceeds.”

This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our consolidated financial statements and the accompanying notes and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

	As of December 31, 2011
	Actual	As adjusted
	(dollars in thousands)
Cash and cash equivalents	$92	$303,842
Long-term debt:
Bank credit facility (1)	187,000	—
7 1/2% senior subordinated notes due 2017	250,000	250,000
7 1/4% senior subordinated notes due 2018	250,000	250,000
8% senior subordinated notes due 2019, net of discount	287,967	287,967
6 3/4% senior subordinated notes due 2020	500,000	500,000
5 3/4% senior subordinated notes due 2021	500,000	500,000
New senior subordinated notes due 2022	—	500,000

Total long-term debt	1,974,967	2,287,967
Stockholders’ equity:
Common stock, $.01 par value; 475,000,000 shares authorized; 161,302,973 shares issued at December 31, 2011 (2)	1,613	1,613
Additional paid-in capital	1,866,554	1,866,554
Common stock held in treasury	(6,343)	(6,343)
Retained earnings	373,969	373,969
Other comprehensive income	156,627	156,627

Total stockholders’ equity	$2,392,420	$2,392,420

Total capitalization	$4,367,387	$4,680,387

(1)	Outstanding under the bank credit facility on February 22, 2012 was $391.0 million.
(2)	Outstanding common stock excludes stock appreciation rights and options to purchase 4,558,609 shares outstanding under our employee benefit and equity plans as of December 31, 2011.

DESCRIPTION OF OTHER INDEBTEDNESS

Bank Credit Facility

In February 2011, we entered into an amended and restated revolving bank facility, which we refer to as our bank debt or our bank credit facility, which is secured by substantially all of our assets. The bank credit facility provides for an initial commitment equal to the lesser of the facility amount or the borrowing base. On December 31, 2011, the facility amount was $1.5 billion and the borrowing base was $2.0 billion. The bank credit facility provides for a borrowing base subject to redeterminations semi-annually and for event-driven unscheduled redeterminations. Our current bank group is comprised of twenty-six financial institutions, with no one bank holding more than 7% of the total facility. The facility amount may be increased to the borrowing base amount with twenty days notice, subject to payment of a mutually acceptable commitment fee to those banks agreeing to participate in the facility increase. As of December 31, 2011, the outstanding balance under the bank credit facility was $187.0 million as well as $28.6 million of undrawn letters of credit leaving $1.3 billion of borrowing capacity available under the facility amount. The facility matures on February 18, 2016. Borrowings under the bank facility can either be at the Alternate Base Rate (as defined) plus a spread ranging from 0.50% to 1.50% or LIBOR borrowings at the Adjusted LIBO Rate (as defined) plus a spread ranging from 1.50% to 2.50%. The applicable spread is dependent upon borrowings relative to the borrowing base. We may elect, from time to time, to convert all or any part of our LIBOR loans to base rate loans or to convert all or any of the base rate loans to LIBOR loans. The weighted average interest rate was 2.2% for the year ended December 31, 2011 compared to 2.2% for the year ended December 31, 2010 and 2.4% for the year ended December 31, 2009. A commitment fee is paid on the undrawn balance based on an annual rate of 0.375% to 0.50%. At December 31, 2011, the commitment fee was 0.375% and the interest rate margin was 1.50% on our LIBOR loans and 0.5% on our base rate loans.

Our bank credit facility contains negative covenants that limit our ability, among other things, to pay cash dividends, incur additional indebtedness, sell assets, enter into certain hedging contracts, change the nature of our business or operations, merge, consolidate, or make investments. In addition, we are required to maintain a ratio of debt to EBITDAX (as defined in the credit agreement) of no greater than 4.25 to 1.0 and a current ratio (as defined in the credit agreement) of no less than 1.0 to 1.0. We were in compliance with our covenants under the bank credit facility at December 31, 2011.

Outstanding Senior Subordinated Notes

In September 2007, we issued $250.0 million principal amount of 7 1/2% senior subordinated notes due 2017, or the 7 1/2% Notes. In May 2008, we issued $250.0 million principal amount of 7 1/4 % senior subordinated notes due 2018, or the 7 1/4% Notes. In May 2009, we issued $300.0 million aggregate principal amount of 8% senior subordinated notes due 2019, or the 8% Notes. The 8% Notes were issued at a discount which will be amortized over the life of the 8% Notes into interest expense. In August 2010, we issued $500.0 million aggregate principal amount of 6 3/4% senior subordinated notes due 2020, or the 6 3/4% Notes. In May 2011, we issued $500.0 million aggregate principal amount of 5 3/4% senior subordinated notes due 2021, or the 5 3/4% Notes. Interest on our senior subordinated notes is payable semi-annually, at varying times, and each of the notes is guaranteed by certain of our subsidiaries.

We may redeem the 7 1/2% Notes, in whole or in part, at any time on or after October 1, 2012 at redemption prices ranging from 103.75% of the principal amount as of October 1, 2012 and declining to 100% on October 1, 2015 and thereafter plus accrued and unpaid interest. We may redeem the 7 1/4% Notes, in whole or in part, at any time on or after May 1, 2013 at redemption prices ranging from 103.625% of the principal amount as of May 1, 2013 and declining to 100% on May 1, 2016 and thereafter plus accrued and unpaid interest. We may redeem the 8% Notes, in whole or in part, at any time on or after May 15, 2014 at redemption prices ranging from 104% of the principal amount as of May 15, 2014 and declining to 100% on May 15, 2017 and thereafter plus accrued and unpaid interest. Prior to May 15, 2012, we may redeem up to 35% of the original aggregate principal amount of the 8% Notes at a redemption price equal to 108% of the principal amount thereof plus accrued and unpaid interest, with the proceeds of certain equity offerings. We may redeem the 6 3/4% Notes, in whole or in part, at any time on or after August 1, 2015 at redemption prices of 103.375% of the principal amount as of August 1, 2015 declining to 100.0% on August 1, 2018 and thereafter plus accrued and unpaid interest. Before August 1, 2013, we may redeem up to 35% of the original aggregate principal amount of the 6 3/4% Notes at a redemption price equal to 106.75% of the principal amount thereof, plus accrued and unpaid interest, if any, with the proceeds of certain equity offerings. We may redeem the 5 3/4% Notes, in whole or in part, at any time on or after June 1, 2016 at redemption prices of 102.875% of the principal amount as of June 1, 2016 declining to 100.0% on June 1, 2019 and thereafter plus accrued and unpaid interest. Before June 1, 2014, we may redeem up to 35% of the original aggregate principal amount of the 5 3/4% Notes at a redemption price equal to 105.75% of the principal amount thereof, plus accrued and unpaid interest, if any, with the proceeds of certain equity offerings.

If we experience a change of control, there will be a requirement to repurchase all or a portion of all of our senior subordinated notes at 101% of the principal amount plus accrued and unpaid interest, if any. All of the senior subordinated notes and the guarantees by our subsidiary guarantors are general, unsecured obligations and are subordinated to our bank debt and will be subordinated to future senior debt that we or our subsidiary guarantors are permitted to incur under the bank credit facility and the indentures governing the senior subordinated notes.

The indentures governing our senior subordinated notes contain various restrictive covenants that are substantially similar and may limit our ability to, among other things, pay cash dividends, incur additional indebtedness, sell assets, enter into transactions with affiliates, or change the nature of our business. At December 31, 2011, we were in compliance with all of our covenants.

Guarantees

Range Resources Corporation is a holding company which owns no operating assets and has no significant operations independent of its subsidiaries. The guarantees of the 7 1/2% Notes, the 7 1/4% Notes, the 8% Notes, the 6 3/4% Notes and the 5 3/4% Notes are full and unconditional and joint and several. Any subsidiaries other than the subsidiary guarantors are minor subsidiaries.

DESCRIPTION OF NOTES

The Company will issue the notes as an issue of securities under the indenture described more fully in the accompanying prospectus under the heading “Description of debt securities,” as supplemented by a supplemental indenture or board resolution dated as of the date the notes are first issued (together, the “indenture”). This Description of the Notes, together with the “Description of debt securities” included in the accompanying base prospectus, is intended to be an overview of the material provisions of the notes and the indenture and it supplements the description of the general terms and provisions of the securities set forth in the accompanying prospectus. Since this Description of Notes and the Description of Debt Securities is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. You will find the definitions of certain capitalized terms used in this description under the heading “Description of debt securities—Certain definitions” in the accompanying prospectus. Other capitalized terms have the meanings assigned to them elsewhere in this description or in the indenture. For purposes of this description, references to “the Company,” “Range”, “we,” “our” and “us” refer only to Range Resources Corporation and any successor obligor on the notes, and not to any of its subsidiaries.

The notes. The notes:

•	will be general unsecured, senior subordinated obligations of the Company;

•	will be issued in an initial aggregate principal amount of $500 million, subject to our ability to issue additional notes in accordance with the indenture;

•	will mature on , 2022;

•	will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof;

•	will be represented by one or more registered notes in global form, and, except in limited circumstances, will not be issued in definitive form;

•	will be guaranteed by certain material domestic subsidiaries of the Company as provided in the “Description of debt securities” in the accompanying prospectus; and

•

will rank junior in right of payment to any existing and future Senior Indebtedness of the Company and will rank equally with the Company’s outstanding 7 1/2% Senior Subordinated Notes due 2017, 7 1/4% Senior Subordinated Notes due 2018, 8% Senior Subordinated Notes due 2019, 6 3/4% Senior Subordinated Notes due 2020 and 5 3/4% Senior Subordinated Notes due 2021, all as described in the “Description of debt securities” in the accompanying prospectus.

Interest. Interest on the new notes will compound semi-annually and:

•	accrue at the rate of per annum;

•	accrue from , 2012 or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on each and , commencing on , 2012;

•	be payable to the holders of record on the and immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as otherwise described below, the notes will not be redeemable at the Company’s option prior to                     , 2017. Thereafter, the notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

Year	% of principal amount
2017		%
2018		%
2019		%
2020 and thereafter	100.000%

Prior to                     , 2015, the Company may, at its option, on any one or more occasions, redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to     % of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of public sales of Equity Interests of the Company; provided that at least 65% of the original aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of such Equity Interests.

In addition, before                     , 2017, the Company may redeem all or, from time to time, any part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Make-Whole Premium” means, with respect to a note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price, excluding accrued interest, of such note at                     , 2017, (as set forth in the table above) plus (2) all required interest payments, excluding accrued interest, due on such note through                     , 2017, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to                     , 2017; provided, however, that if the period from the redemption date to                     , 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                     , 2017 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations, and in the case of a non-U.S. holder (as defined below), estate tax considerations, that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion.

This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a straddle or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	persons holding notes through partnerships and other pass-through entities.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal gift tax laws or under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Debt Securities—Change of Control”), we may elect or be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as “contingent payment debt instruments” within the meaning of U.S. Treasury regulations. However, additional income will be recognized if any such additional payment is made. Our determination that the notes are not contingent payment debt instruments is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. Our determination, however, is not binding on the IRS, and it is possible that the IRS may take a different position, in which case you might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest, which will be recognized as ordinary interest income to the extent you have not previously included such amounts in income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of principal and interest on, and the proceeds of the sale or other disposition of (including a redemption or retirement), notes held by you, and backup withholding may apply to such payments unless you provide the appropriate intermediary with your taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes and for U.S. federal income tax purposes you are an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Payments to you of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively) through sufficient stock ownership;

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

interest on the notes is not effectively connected with your conduct of a U.S. trade or business (or is effectively connected with your conduct of a U.S. trade or business but is not includable in gross income under an applicable tax treaty because it is not attributable to a permanent establishment maintained by you in the United States).

The portfolio interest exemption generally applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (see “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. holder (see “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business”). If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S.-source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or successor form). If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

U.S. Federal Estate Tax

If you are an individual and are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the notes generally will not be included in your estate for U.S. federal estate tax purposes unless, at the time of your death, interest on the notes does not qualify for the portfolio interest exemption under the rules described above (without regard to the certification requirement).

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding generally will not apply to payments to you of interest or principal on a note if the certification requirements described in “Tax Consequences to Non-U.S. Holders—Interest on the Notes” are met or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax Relating to Net Investment Income

For tax years beginning after December 31, 2012, an additional 3.8% tax will be imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” will generally include gross income from interest, and net gain from the disposition of property, such as the notes, less certain deductions. Prospective investors should consult their tax advisors with respect to the imposition of this additional tax.

WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc
RBC Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Natixis Securities Americas LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Capital One Southcoast, Inc.
Comerica Securities, Inc.
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets Inc.
SG Americas Securities, LLC
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Lloyds Securities Inc
BOSC, Inc.
Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities having a term of more than one year (other than the notes) for a period of 60 days after the date of this prospectus supplement without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

•	We will pay our own expenses related to the offering, which we estimate will be $500,000.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary compensation. The underwriters and their affiliates may provide similar services in the future. In particular, certain of the underwriters or their affiliates are lenders under our bank credit facility and will receive a portion of the net proceeds from this offering used to repay our bank credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates have a lending relationship with us, and as a result certain of these underwriters or their respective affiliates routinely hedge, and certain of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the succeeding seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. The underwriters will be represented by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Range Resources Corporation appearing in the Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Range Resources Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

RESERVE ENGINEERS

Certain information presented and incorporated by reference in this prospectus supplement and in the accompanying prospectus regarding estimated quantities of oil and natural gas reserves occurred by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton and Wright & Company, Inc. The reserve information is presented and incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

GLOSSARY OF CERTAIN OIL AND GAS TERMS

In this prospectus supplement, the following terms have the meanings specified below.

Bbl—One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf—One billion cubic feet of gas.

Bcfe—One billion cubic feet of natural gas equivalents, based on a ratio of 6 Mcf for each barrel of oil or NGLs, which reflects the relative energy content.

dry hole—A well found to be incapable of producing oil or natural gas in sufficient economic quantities.

LIBOR—London Interbank Offer Rate, the rate of interest at which banks offer to lend to one another in the wholesale money markets in the City of London. This rate is a yardstick for lenders involved in many high value transactions.

Mbbl—One thousand barrels of crude oil or other liquid hydrocarbons. Mcf—One thousand cubic feet of gas.

Mcfe—One thousand cubic feet of natural gas equivalents, based on a ratio of 6 Mcf for each barrel of oil or NGL, which reflects relative energy content.

Mmbbl—One million barrels of crude oil or other liquid hydrocarbons.

Mmbtu—One million British thermal units. A British thermal unit is the heat required to raise the temperature of one-pound of water from 58.5 to 59.5 degrees Fahrenheit.

Mmcf—One million cubic feet of gas.

Mmcfe—One million cubic feet of gas equivalents.

Mmcf per day—One million cubic feet of gas per day.

NGLs—Natural gas liquids.

Present value (PV)—The present value, discounted at 10%, of future net cash flows from estimated proved reserves, using constant prices and costs in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions).

Proved reserves—The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Recompletion—The completion for production of another formation in an existing well bore in another formation from that in which the well has been previously completed.

Reserve life index—Proved reserves at a point in time divided by the then production rate (annual or quarterly).

Royalty interest—An interest in an oil and gas property entitling the owner to a share of oil and natural gas production free of costs of production.

Standardized measure—The present value, discounted at 10%, of future net cash flows from estimated proved reserves after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the SEC’s rules for inclusion of oil and natural gas reserve information in financial statements filed with the SEC.

Tcfe—One trillion cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

PROSPECTUS

Range Resources Corporation

Debt Securities

Guarantees of Debt Securities

We may offer and sell securities from time to time in amounts, at prices and on terms that we will determine at the times of the offerings. This prospectus also covers guarantees of our obligations under any debt securities, which may be given from time to time by one or more of our direct or indirect domestic subsidiaries, on terms to be determined at the time of the offering.

We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplements carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities directly, or we may distribute them through underwriters or dealers.

You should read this prospectus and any supplement carefully before you invest.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. PLEASE READ THE “RISK FACTORS” DESCRIBED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, IN OUR ANNUAL REPORT ON FORM 10-K AND IN ANY OF THE DOCUMENTS WE INCORPORATE BY REFERENCE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2012

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or an accompanying prospectus supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

i

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. This prospectus does not contain all of the information included in the registration statement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information under the heading “Where You Can Find More Information.”

Unless otherwise noted herein, as used in this prospectus, “Range,” “Range Resources,” “we,” “our,” “ours,” “us” and the “Company” refer to Range Resources Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Where you can find more information

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. Our common stock is listed on the New York Stock Exchange under the symbol “RRC.” You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at http://www.rangeresources.com. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Information we incorporate by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC after we file this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below which we previously have filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those filings made under Item 2.02 or 7.01 of Form 8-K) after we file this prospectus until the offering of the securities terminates or we have filed with the SEC an amendment to the registration statement relating to this offering that deregisters all securities then remaining unsold:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 22, 2012, as amended by the Form 10-K/A filed with the SEC on February 23, 2012; and

•	Current Report on Form 8-K filed with the SEC on February 24, 2012.

You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning us at the following number or writing us at the following address:

Range Resources Corporation

Attention: General Counsel

100 Throckmorton Street

Suite 1200

Fort Worth, Texas 76102

(817) 869-4254

Forward-looking statements

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In general, all statements other than statements of historical fact are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. However, management’s assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	production variance from expectations;

•	volatility of natural gas, natural gas liquids and oil prices;

•	hedging results;

•	the need to develop and replace reserves;

•	the substantial capital expenditures required to fund operations;

•	exploration risks;

•	environmental risks;

•	uncertainties about estimates of reserves;

•	competition;

•	litigation;

•	access to capital;

•	government regulation;

•	political risks;

•	our ability to implement our business strategy;

•	costs and results of drilling new projects;

•	mechanical and other inherent risks associated with natural gas and oil production;

•	weather;

•	availability of drilling equipment;

•	changes of interest rates; and

•	other risks detailed in our filings with the SEC.

Reserve engineering is a process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of natural gas and oil that are ultimately recovered.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus or the documents we incorporate by reference, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements express or implied, included in this prospectus and the documents we incorporate by reference and attributable to Range are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Range or persons acting on its behalf may issue.

Ratio of earnings to fixed charges

	Year Ended December 31,
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	3.7x	5.9x	1.8x	2.0x	1.7x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense, amortization of debt costs and the portion of rental expense representing the interest factor, and

•	“earnings” represent the aggregate of fixed charges and pre-tax income from continuing operations adjusted for undistributed income or loss from equity method investments.

Use of proceeds

Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include but are not limited to reduction or refinancing of debt or other corporate obligations, repurchasing or redeeming our securities, the financing of capital expenditures, acquisitions and additions to our working capital. We may temporarily use the net proceeds received from any offering of securities to repay our senior credit facility or other debt until we can use such net proceeds for the stated purpose.

Description of debt securities

In this Description of Debt Securities, “Range” or “the Company” refers only to Range Resources Corporation, and any successor obligor on the securities, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain definitions.”

The Company may from time to time issue such securities (referred to herein as the “notes”) under an Indenture (the “Indenture”) to be entered into among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as may be supplemented or amended. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The notes may be issued from time to time as provided in this prospectus. When notes are offered, a prospectus supplement will explain the particular terms of the notes to the extent they are not set forth in or vary from the terms set forth in this prospectus, and in particular will include the following information about the notes offered:

•	the initial principal amount of notes offered;

•	the interest rate borne by the notes;

•	the interest payment dates and related record date;

•	the maturity date;

•	the prices and other terms, if any, upon which the notes may be redeemed prior to maturity;

•	any changes in the terms related to the notes described herein, including changes in covenants, events of default or any other provision described herein; and

•	any other information relevant to the terms of the notes so offered.

The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you. We have filed the form of Indenture as an exhibit to the registration statement of which this prospectus is part. You should read the Indenture in its entirety.

Basic terms of notes

The notes:

•

will be unsecured senior subordinated obligations of Range, subordinated in right of payment to all existing and future Senior Debt of Range in accordance with the subordination provisions of the Indenture;

•

will be jointly, severally and unconditionally guaranteed on a senior subordinated basis by certain of the material domestic Restricted Subsidiaries of the Company and any future material domestic Restricted Subsidiary of the Company. The obligations of the Subsidiary Guarantors under the Guarantees will be general unsecured obligations of each of the Subsidiary Guarantors and will be subordinated in right of payment to all obligations of the Subsidiary Guarantors in respect of Senior Debt; and

•

will rank equally with all of our senior subordinated unsecured debt, including $500.0 million in aggregate principal amount of our outstanding 5 3/4% Senior Subordinated Notes due 2021, $500.0 million in aggregate principal amount of our outstanding 6 3/4% Senior Subordinated Notes due 2020, $300.0 million in aggregate principal amount of our outstanding 8% Senior Subordinated Notes due 2019, $250.0 million in aggregate principal amount of our outstanding 7 1/4% Senior Subordinated Notes due 2018 and $250.0 million in aggregate principal amount of our outstanding 7 1/2% Senior Subordinated Notes due 2017.

Additional notes

Subject to the covenants described below, following the initial issuance of notes under the Indenture, we may issue additional notes under the Indenture having the same terms as the initial notes; provided, however, that if the additional notes are not fungible with the initial notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. The initial notes and any such additional notes would be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the notes.

Optional redemption

We will be permitted to redeem the notes prior to maturity on the terms and at the prices set forth in the prospectus supplement relating to the issuance of the notes.

No mandatory redemption or sinking fund

Except as set forth below under “— Repurchase at the option of holders,” we will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Guarantees

The Company’s payment obligations under the notes will be jointly, severally and unconditionally guaranteed (the “Guarantees”) initially by the Company’s material domestic Restricted Subsidiaries and by any future material domestic Restricted Subsidiaries of the Company. The initial Subsidiary Guarantors shall be American Energy Systems, LLC; Energy Assets Operating Company, LLC; Range Energy Services Company, LLC; Range Operating New Mexico, LLC; Range Production Company; Range Resources — Appalachia, LLC; Range Resources — Midcontinent, LLC; Range Resources — Pine Mountain, Inc. and Range Texas Production, LLC. The Guarantees will be subordinated to Indebtedness of the Subsidiary Guarantors to the same extent and in the same manner as the notes are subordinated to the Senior Debt. Each Guarantee by a Subsidiary Guarantor will be limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting rights of creditors generally.

The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental Indenture in form and substance reasonably satisfactory to the Trustee in respect of the notes, the Indenture and the Guarantees; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) such transaction does not violate any of the covenants described under the heading “— Certain covenants.”

The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor to a third party or an Unrestricted Subsidiary in a transaction that does not violate any of the covenants in the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of a Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released from and relieved of any obligations under its Guarantee.

Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released and relieved of its obligations under its Guarantee.

Subordination

The payment of principal, premium, if any, and interest on the notes and any other payment obligations of the Company in respect of the notes (including any obligation to repurchase the notes) will be subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company’s assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of notes would be entitled shall be made to the holders of Senior Debt (except in each case that Holders of notes may receive securities that are subordinated at least to the same extent as the notes are subordinated to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under “— Legal defeasance and covenant defeasance”).

The Company may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the notes (except in such subordinated securities or from the trust described under “— Legal defeasance and covenant defeasance”) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Debt. Cash payments on the notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the date on which the applicable Payment Blockage Notice is retracted by written notice to the Trustee or 90 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or a default of the type described in clause (ix) under the caption “Events of Default” has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock.”

Repurchase at the option of holders

Change of control

Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless a notice of redemption has been given with respect to the notes, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase the notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment shall be made on a business day not less than 30 days nor more than 60 days after such notice is mailed (the “Change of Control Payment Date”). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all the notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes (or portions thereof) validly tendered and not withdrawn under such Change of Control Offer.

The Credit Agreement will prohibit the Company from repurchasing any notes pursuant to a Change of Control Offer prior to the repayment in full of the Senior Debt under the Credit Agreement. Moreover, the occurrence of certain change of control events identified in the Credit Agreement will constitute a default under the Credit Agreement. Any future Credit Facilities or other agreements relating to the Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Company may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by Holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreement or other agreements relating to Senior Debt, if accelerated. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders of notes the rights described under “— Events of default and remedies.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary in such Asset Sale, plus all other Asset Sales since the date of the Indenture, on a cumulative basis, is in the form of cash or Cash Equivalents; provided that the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability shall be treated as cash for the foregoing purposes.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to reduce Senior Debt, (b) to acquire a controlling interest in another Oil and Gas Business, (c) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business, (d) to purchase long-term assets that are used or useful in such Oil and Gas Business or (e) to repurchase any notes. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of notes and, to the extent required by the terms thereof, to all holders or lenders of pari passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum principal amount of the notes and any such pari passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to, in the case of the notes, 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, or, in the case of any other pari passu Indebtedness, 100% of the principal amount thereof (or with respect to discount pari passu Indebtedness, the accreted value thereof) on the date of purchase, in each case in accordance with the procedures set forth in the Indenture or the agreements governing the pari passu Indebtedness, as applicable. To the extent that the aggregate principal amount (or accreted value, as the case may be) of the notes and pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the sum of the aggregate principal amount of the notes surrendered by Holders thereof and the aggregate principal amount or accreted value, as the case may be, of other pari passu Indebtedness surrendered by holders or lenders thereof exceeds the amount of Excess Proceeds, the Trustee and the trustee or other lender representatives for the pari passu Indebtedness shall select the notes and other pari passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount (or accreted value, as applicable) thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Credit Agreement will prohibit the Company from purchasing any notes from the Net Proceeds of Asset Sales. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the Senior Debt that contain such prohibition. If the Company does not obtain such a consent or repay such Senior Debt, the Company may remain prohibited from purchasing the notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the

Indenture which would, in turn, constitute a default under the Credit Agreement and possibly a default under other agreements relating to Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the notes.

Certain covenants

The Indenture provides that the Company may, in certain circumstances, designate one or more of its Subsidiaries as Unrestricted Subsidiaries, which generally are not subject to the restricted covenants of the Indenture. As of the date of the Indenture, the Company currently does not have any subsidiaries designated as Unrestricted Subsidiaries.

The Indenture contains covenants including, among others, the following:

Restricted payments

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment to holders of the Company’s Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness and issuance of disqualified stock”; and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5) and (6) of the next succeeding paragraph), is less than the sum of (i) the dollar amount calculated as of the date of the Indenture under Section 4.07(c) of that certain Indenture dated July 21, 2003 among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A. as successor trustee to Bank One, National Association, plus (ii) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (iii) 100% of the aggregate net cash proceeds received by the Company from the issue and sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iv) 100% of the amount of net cash proceeds received by the Company or a Restricted Subsidiary from the sale within 12 months of the related acquisition of any of the following that are acquired after the date of the Indenture in exchange for Equity Interests of the Company (other than Disqualified Stock and other than Capital Stock issued to a Subsidiary of the Company): (A) any property or assets (other than Indebtedness and Capital Stock); (B) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (C) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, plus (v) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the initial amount of such Restricted Investment.

The foregoing provisions will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(iii) or (c)(iv) of the preceding paragraph; (3) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(iii) or (c)(iv) of the preceding paragraph; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company’s (or any of its Subsidiaries’) employees pursuant to any equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period; and provided further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and (6) cash payments made by the Company for the repurchase, redemption or other acquisition or retirement of the Company’s 7 1/2% Senior Subordinated Notes due 2017, 7 1/4% Senior Subordinated Notes due 2018, 8% Senior Subordinated Notes due 2019, 6 3/4% Senior Subordinated Notes due 2020 or 5 3/4% Senior Subordinated Notes due 2021.

The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed.

Designation of unrestricted subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be a Restricted Investment or, if applicable, a Permitted Investment at the time of such designation and must comply with the covenant “Restricted payments.” All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of indebtedness and issuance of disqualified stock

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

(i) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; and

(ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.

Notwithstanding the foregoing, the Indenture will not prohibit any of the following (collectively, “Permitted Indebtedness”): (a) the Indebtedness evidenced by the notes initially issued under the Indenture; (b) the Indebtedness evidenced by the Company’s 7 1/2% Senior Subordinated Notes due 2017, 7 1/4% Senior Subordinated Notes due 2018, 8% Senior Subordinated Notes due 2019, 6 3/4% Senior Subordinated Notes due 2020 or 5 3/4% Senior Subordinated Notes due 2021; (c) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to Credit Facilities, so long as the aggregate principal amount of all Indebtedness incurred pursuant to this clause (c) and outstanding under all Credit Facilities does not, at any one time, exceed the greater of (i) $1.5 billion and (ii) an amount equal to the sum of (A) $50.0 million plus (B) 30% of Adjusted Consolidated Net Tangible Assets determined after the incurrence of such Indebtedness (including the application of the proceeds therefrom); (d) the guarantee by any Subsidiary Guarantor of any Indebtedness that is permitted by the Indenture to be incurred by the Company; (e) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Indenture; (f) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (g) Indebtedness in connection with one or more standby letters of credit, guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance bond itself), not to exceed in the aggregate at any given time 5% of Total Assets; (h) Indebtedness under Interest Rate Hedging Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant and that the aggregate notional principal amount of such agreements does not exceed 105% of the principal amount of the Indebtedness to which such agreements relate; (i) Indebtedness under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries; (j) the incurrence by the Company of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph, provided that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred pursuant to this clause (j) together with all Permitted Refinancing Debt incurred pursuant to clause (k) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (j), does not exceed $10.0 million at any one time outstanding; (k) Permitted Refinancing Debt incurred in exchange for, or the net proceeds of which are used to refinance, extend, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (including Indebtedness previously incurred pursuant to this clause (k) and Indebtedness referred to in clause (e) above); (l) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services; and (m) Indebtedness consisting of obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of assets.

The Indenture provides that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with this covenant: (A) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, (B) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant to be incurred, the Company, in its sole discretion, will classify such item of Indebtedness on the date of incurrence (or later reclassify such Indebtedness from or after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under one or more other of such provisions) and only be required to include the amount and type of such Indebtedness in one or more of such provisions as it determines; and (C) the amount of any Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

No layering

The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the notes and (ii) the Subsidiary Guarantors will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Guarantees, provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Indebtedness.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments under the notes are secured by such Lien prior to, or on an equal and ratable basis with, the Indebtedness so secured for so long as such Indebtedness is secured by such Lien.

Dividend and other payment restrictions affecting subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed by it to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its

Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Agreement and the indentures governing the Company’s 7 1/2% Senior Subordinated Notes due 2017, 7 1/4% Senior Subordinated Notes due 2018, 8% Senior Subordinated Notes due 2019, 6 3/4% Senior Subordinated Notes due 2020 and 5 3/4% Senior Subordinated Notes due 2021, each as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility or indenture or other financing agreement or instrument, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities or indentures or other financing agreements or instruments are not materially more restrictive taken as a whole with respect to such dividend and other payment restrictions than those contained in the Credit Agreement and such indentures as in effect on the date of the Indenture, (b) the Indenture and the notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases and customary provisions in other agreements that restrict assignment of such agreement or rights thereunder, entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (g) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

Merger, consolidation or sale of substantially all assets

The Indenture provides that the Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person, in either case unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under the Indenture) assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists; and (iv) the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of indebtedness and issuance of disqualified stock.” Notwithstanding the restrictions described in the foregoing clause (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

Transactions with affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million but less than or equal to $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than or equal to $25.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions (which resolution shall be conclusive evidence of compliance with this provision) and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal, engineering or investment banking firm of national standing (which resolution and fairness opinion shall be conclusive evidence of compliance with this provision); provided that the following shall not be deemed Affiliate Transactions: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption “— Restricted payments,” (4) indemnification payments made to officers, directors and employees of the Company or any Subsidiary pursuant to charter, bylaw, statutory or contractual provisions, and (5) transactions with entities that are Affiliates of the Company or a Restricted Subsidiary only because of the ownership by the Company or a Restricted Subsidiary of Equity Interests in such entity.

Additional subsidiary guarantees

The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another material Restricted Subsidiary after the date of the Indenture, then such newly acquired or created Restricted Subsidiary will be required to execute a Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture; provided that, in no event will any non-U.S. Subsidiary of the Company be required to execute a Guarantee. For purposes of the foregoing, a Restricted Subsidiary shall be deemed to be “material” if it would not be a minor subsidiary within the meaning of Rule 3-10(h) of Regulation S-X under the Exchange Act.

Business activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than the Oil and Gas Business.

Commission reports

Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission and provide, within 15 days after such filing, the Trustee and Holders and prospective Holders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act (but without exhibits in the case of the Holders and prospective Holders). In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information to the Trustee, the Holders and prospective Holders (upon request) as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Events of default and remedies

The Indenture provides that each of the following constitutes an Event of Default: (i) a default for 30 days in the payment when due of interest on the notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) the failure by the Company to comply with its obligations under “Certain covenants — Merger, consolidation or sale of assets” above; (iv) the failure by the Company for 30 days after notice from the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions “Repurchase at the option of holders” and “Certain covenants” other than the provisions described under “— Merger, consolidation or sale of assets”; (v) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the Indenture or the notes; (vi) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or a Subsidiary Guarantor, or any Person acting on behalf of such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; (vii) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; provided, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the notes shall be automatically rescinded; (viii) the failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $10.0 million, which judgments remain unpaid or discharged for a period of 60 days; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs (other than an Event of Default specified in clause (ix) above) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding may declare the principal of and accrued but unpaid interest on such notes to be due and payable immediately. Upon such declaration the principal and interest shall be due and payable immediately; provided, however, that so long as any Designated Senior Debt or any commitment therefor is outstanding, any such notice or declaration shall not become effective until the earlier of (a) five Business Days after such notice is delivered to the representative for the Designated Senior Debt or (b) the acceleration of any Designated Senior Debt and thereafter, payments on the Securities pursuant the above provisions shall be made only to the extent permitted pursuant to the subordination provisions of the indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five business days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No liability of directors, officers, employees, incorporators, members and stockholders

No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Amendment, supplements and waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such Indenture, the notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any the notes held by a non-consenting Holder): (i) reduce the principal amount of the notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the option of holders”, “— Asset sales” and “— Change of control”), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of such notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes or

(vii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions described under “— Repurchase at the option of holders” or the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 66 2/3% in principal amount of the notes then outstanding if such amendment would adversely affect the rights of Holders of such notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consents to such change.

Notwithstanding the foregoing, without the consent of any Holder of the notes the Company and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to add Subsidiary Guarantors, to provide for the assumption of the Company’s obligations to Holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to secure the notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when: (1) either (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation, or (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable (including pursuant to a notice of redemption duly given) within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any instrument (other than the indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; (3) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and (4) the Company has delivered an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for (i) the rights of Holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, or interest on such notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to such notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under “Events of default and remedies” will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. will be the Trustee under the Indenture. The Trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The Trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes.

The Trustee assumes no responsibility for this prospectus and has not reviewed or undertaken to verify any information contained in this prospectus.

Form, denomination and registration of the notes

The notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in global form. Except in the limited circumstances described below, notes will not be issued in certificated form.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an offer to purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global notes

Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under global notes will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated notes

If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the Trustee has received a request from DTC, the Trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Same day settlement and payment

The Indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing law

The Indenture, the notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. References to Statements of Financial Accounting Standards of the Financial Accounting Standards Board do not reflect the new nomenclature resulting from the FASB’s codification of such Statements in its ASC 105, Generally Accepted Accounting Principles, issued in June 2009, but are deemed to include the codified Statements under their current nomenclature.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, (i) the sum of (a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with the Commission’s guidelines before any state or federal income taxes, with no less than 80% of the discounted future net revenues estimated by one or more nationally recognized firms of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (2) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with the Commission’s guidelines (utilizing the prices utilized in such year-end reserve report) increased by the accretion of the discount from the date of the reserve report to the date of determination, and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with the Commission’s guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clause (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (i)(a) shall be confirmed in writing by one or more nationally recognized firms of independent petroleum engineers, (b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, (c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (d) the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements or (2) the book value of other tangible assets (including, without duplication, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangements) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest annual or quarterly financial statements, minus (ii) the sum of (a) minority interests, (b) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements, and (c) the discounted future net revenues, calculated in accordance with the Commission’s guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company was still using the successful efforts method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition (but excluding the creation of or disposition pursuant to a Lien) of any assets including, without limitation, by way of a sale and leaseback; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the option of Holders — Change of control” and/or the provisions described above under the caption “— Certain covenants — Merger, consolidation or sale of substantially all assets” and not by the provisions described above under “— Repurchase at the option of holders — Asset sales”, and (ii) the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (iii) the making of a Permitted Investment or Restricted Payment that is permitted by the covenant described above under the caption “— Certain covenants — Restricted payments,” (iv) the abandonment, farm-out, lease or sublease of undeveloped oil and gas properties in the ordinary course of business, (v) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person, which the Board of Directors of the Company determines in good faith to be of approximately equivalent value, (vi) the trade or exchange by the Company or any Subsidiary of the Company of any oil and gas property owned or held by the Company or such Subsidiary for Equity Interests in another Person engaged primarily in the Oil and Gas Business which, together with all other such trades or exchanges (to the extent excluded from the definition of Asset Sale pursuant to this clause (vi)) since the date of the Indenture, does not exceed 5% of Adjusted Consolidated Net Tangible Assets determined after such trade or exchange, (vii) the sale or transfer of hydrocarbons or other mineral products or other inventory or surplus or obsolete equipment in the ordinary course of business or (viii) sales of assets or property (including Capital Stock) described in paragraph (c)(iv) of the covenant described above under “— Certain covenants — Restricted payments.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case excluding debt securities convertible or exchangeable for any of the foregoing.

“Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding-six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least P1 from Moody’s Investors Service, Inc. (or its successor) and a rating of at least A1 from Standard & Poor’s Ratings Group (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (ii) through (v) above.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or group of related “persons” (a “Group”) (as such terms are used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any “person” (as defined above) or Group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 40% of the aggregate voting power of all classes of Capital Stock of the Company having the right to elect directors under ordinary circumstances or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Commission” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary loss, plus any net loss realized in connection with an Asset Sale (together with any related provision for taxes), to the extent such losses were included in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was included in computing such Consolidated Net Income, plus (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were included in computing such Consolidated Net Income, plus (v) exploration expenses for such Person and its Restricted Subsidiaries for such period to the extent such exploration expenses were included in computing such Consolidated Net Income, plus (vi) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such other non-cash charges were included in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) any impairments or write-downs of oil and natural gas assets shall be excluded, provided, however, that ceiling limitation write-downs in accordance with GAAP shall be treated as capitalized costs, as if such write-downs had not occurred, (vi) extraordinary non-cash losses shall be excluded, (vii) any non-cash compensation expenses realized for grants of performance shares, stock options or stock awards to officers, directors and employees of the Company or any of its Restricted Subsidiaries shall be excluded and (viii) any unrealized non- cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of SFAS 133) shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of original issuance of the notes or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of February 18, 2011, as amended as of February 21, 2012, by and among the Company, certain Subsidiaries of the Company, JPMorgan Chase Bank, N.A., Royal Bank of Canada, Bank of America, N.A., Credit Agricole Corporate and Investment Bank, Wells Fargo Bank, National Association, Bank of Montreal, Barclays Bank PLC, BNP Paribas, Citibank, N.A., Compass Bank, Deutsche Bank Trust Company Americas, Natixis, The Bank of Nova Scotia, Suntrust Bank, Union Bank, N.A., Capital One, N.A., Comerica Bank, Credit Suisse AG, Cayman Islands Branch, KeyBank National Association, Société Générale, UBS Loan Finance LLC, U.S. Bank National Association, Bank of Scotland plc, BOKF, NA dba Bank of Texas, Amegy Bank National Association, The Frost National Bank and Sterling Bank (hereinafter collectively referred to as “Lenders”, and individually,

“Lender”) and JPMorgan Chase Bank N.A., as Administrative Agent and Issuing Bank, Bank of America, N.A., as Co-Documentation Agent, Wells Fargo Bank, National Association, as Co-Documentation Agent, Credit Agricole Corporate and Investment Bank, as Co-Syndication Agent, Royal Bank of Canada, as Co-Syndication Agent, as such credit agreement has been amended or supplemented to the date of the Indenture, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.

“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payment financing, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means (i) the Credit Agreement and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any-related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation Date) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by the referent Person pursuant to the first paragraph of the covenant described under the caption “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock” during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by the referent Person or any of its Restricted Subsidiaries on the first day of the four-quarter reference period and applied to its intended use on such date, (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (vi) representing any obligations in respect of Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts, and (vii) in respect of any Production Payment, (b) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (c) Attributable Debt of such Person, and (d) to the extent not otherwise included in the foregoing, the guarantee by such Person of any indebtedness of any other Person, provided that the indebtedness described in clauses (a)(i), (ii), (iv) and (v) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness described in such clauses would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

“Interest Rate Hedging Agreements” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding trade credit and other ordinary course advances customarily made in the oil and gas industry), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause (h) of the definition of “Permitted Indebtedness” set forth under the caption “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock”, (iii) Oil and Gas Hedging Contracts entered into in accordance with the limitations set forth in clause (i) of the definition of “Permitted Indebtedness” set forth under the caption “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock” and (iv) endorsements of negotiable instruments and documents in the ordinary course of business.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement with respect to a lease not intended as a security agreement).

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices) of more than 20% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (i)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by one or more nationally recognized firms of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in the “Asset Sales” covenant.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

“Net Working Capital” means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC 815, Derivatives and Hedging).

“Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, distribution, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

“pari passu Indebtedness” means Indebtedness that ranks pari passu in right of payment to the notes.

“Permitted Indebtedness” has the meaning given in the covenant described under the caption “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock.”

“Permitted Investments” means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment and any related transactions that at the time of such Investment are contractually mandated to occur, (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales”; (e) other Investments in any Person or Persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $10.0 million; (f) any Investment acquired by the Company in exchange for Equity Interests in the Company (other than Disqualified Stock); (g) shares of Capital Stock received in connection with any good faith settlement of a bankruptcy proceeding involving a trade creditor; (h) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations other than any Investment received pursuant to the Asset Sale provision; and (i) the acquisition of any Equity Interests pursuant to a transaction of the type described in clause (vi) of the exclusions from the definition of “Asset Sale.”

“Permitted Liens” means (i) Liens securing Indebtedness of a Subsidiary or Liens securing Senior Debt, in each case, that is outstanding on the date of issuance of the notes and Liens securing Senior Debt that is permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property or assets existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters); (v) Liens existing on the date of the Indenture; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (viii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (ix) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, or operation thereof; (x) Liens on pipelines or pipeline facilities that arise under operation of law; (xi) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business; (xii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xiii) Liens securing the notes; and (xiv) Liens not otherwise permitted by clauses (i) through (xiii) that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Facility) of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable taken as a whole to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Senior Debt” means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; provided that the Company’s 7 1/2% Senior Subordinated Notes due 2017, 7 1/4% Senior Subordinated Notes due 2018, 8% Senior Subordinated Notes due 2019, 6 3/4% Senior Subordinated Notes due 2020 and 5 3/4% Senior Subordinated Notes due 2021, outstanding on the date of the indenture shall be deemed to rank on parity with the notes and shall not be Senior Debt. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under (i) any Credit Agreement or (ii) any other Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture).

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantors” means initially the following Restricted Subsidiaries of the Company existing on the date of the Indenture: American Energy Systems, LLC; Energy Assets Operating Company, LLC; Range Energy Services Company, LLC; Range Operating New Mexico, LLC; Range Production Company; Range Resources — Appalachia, LLC; Range Resources — Midcontinent, LLC; Range Resources — Pine Mountain, Inc. and Range Texas Production, LLC and any other future Restricted Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture and, in each case, their respective successors and assigns, provided that, in no event shall any future acquired or created foreign Subsidiary be a Subsidiary Guarantor under the Indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any

Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Company certifies that such designation complies with the “Restricted payments” covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions. As of the date of the Indenture, the Company does not have any Subsidiaries designated as Unrestricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be Restricted Subsidiary; provided, that (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the “Incurrence of indebtedness and issuance of disqualified stock” covenant on a pro forma basis taking into account such designation and (ii) such Subsidiary executes a Guarantee pursuant to the terms of the Indenture.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Legal matters

Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

Experts

The consolidated financial statements of Range Resources Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Range Resources Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Reserve engineers

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves occurred by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton and Wright & Company, Inc. The reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

$500,000,000

    % Senior Subordinated Notes due 2022

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

Wells Fargo Securities

Barclays Capital

Deutsche Bank Securities

RBC Capital Markets

Credit Agricole CIB

BMO Capital Markets

BNP PARIBAS

Citigroup

Natixis

Scotiabank

SunTrust Robinson Humphrey

Mitsubishi UFJ Securities

Capital One Southcoast

Comerica Securities

Credit Suisse

KeyBanc Capital Markets

SOCIETE GENERALE

UBS Investment Bank

US Bancorp

Lloyds Securities

BOSC, Inc.

                    , 2012